Exhibit 6.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of May 24th, 2021 (this “Amendment”), by and between Archil Cheishvili (“Employee”) and GenesisAI Corporation, a Delaware corporation (the “Company”).

RECITALS

A.	The Company and Employee previously entered into that certain Employment Agreement, dated April 6, 2021 (the “Employment Agreement”).

B.	The parties hereto desire to amend the Employment Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    DEFINITIONS. All capitalized words and phrases used herein without definition shall have the meanings ascribed to them in the Employment Agreement.

2.	AMENDMENTS.

Section 4.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Annual Bonus Opportunity. The Employee shall be eligible for an annual bonus opportunity (“Annual Bonus”) in an amount of up to $200,000 for the year 2021 (the “2021 Bonus”), and for subsequent years during the Employment Term in a maximum amount subject to the sole discretion of the Company’s Board. The Annual Bonus will be earned, if at all, based on the Board’s evaluation of the Employee’s personal performance for the most recently completed fiscal year and the Company’s financial performance for the most recently completed fiscal year, with each metric measured and determined by the Board in its sole discretion; provided, however, the maximum amount of 2021 Bonus, $200,000, will be awarded only if the Company (i) reaches a market valuation of $100,000,000, (ii) adds ten more artificial intelligence supplier partners, (iii) finishes a technology that will easily allow companies to deploy their artificial intelligence tools on the Company’s GenesisAI platform, and (iv) adds five more artificial intelligence models on the Company’s GenesisAI platform. Promptly after the completion of the Company’s audited financial statements, or if an audit of the Company’s financial statements for the immediately preceding fiscal year is not required by applicable state or federal law and will not be conducted, then the completion of the Board’s review and approval of the Company’s financial statements for the immediately preceding fiscal year, and the filing of all of the Company’s tax returns for the immediately preceding fiscal year, the Board shall review the Employee’s and the Company’s performance for the most recently completed fiscal year for purposes of determining whether the Employee is entitled to an Annual Bonus for the most recently completed fiscal year. If the Board determines that the Employee is entitled to an Annual Bonus, it shall be paid within 30 days after such determination; provided, however, the amount raised from the Regulation D offering that the Company launched in 2020 will not be used to pay the 2021 Bonus. The Company acknowledges that the Employee served as the Company’s Chief Executive Officer during 2020 and the Company and the Employee acknowledge and agree for all purposes that the Employee is entitled to an Annual Bonus for services performed during 2020 of $70,000 (the “2020 Annual Bonus”). The Company shall pay to the Employee any unpaid portion of such 2020 Annual Bonus as soon as practicable.”

3.       EFFECT OF AMENDMENT. Except as amended as set forth above, the Employment Agreement shall continue in full force and effect. In the event of a conflict between the provisions of this Amendment and the Employment Agreement, this Amendment shall prevail and govern.

4.       COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.       GOVERNING LAW. The validity, construction and effect of this Amendment will be governed by the laws of the State of Delaware without giving effect to that state’s conflict of laws rules. Any Dispute will be resolved in a forum located in the State of Delaware. The provisions of this Section 5 shall survive the entry of any judgment, and will not merge, or be deemed to have merged, into any judgment.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth underneath their signatures below.

GenesisAI Corporation

/s/ Archil Cheishvili
By:	Archil Cheishvili
Title:	Chief Executive Officer

Address:

201 SE 2nd Ave
Miami, Florida, 33131

Archil Cheishvili

/s/ Archil Cheishvili
Archil Cheishvili

Address:

201 SE 2nd Ave
Miami, Florida, 33131

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